Exhibit 99.1

For Immediate Release

Breitling Energy Corporation Reports Fiscal Year 2013 Financial and Operating Results

Full-year 2013 highlights include:

•	Doubled revenue to approximately $26.6 million over 2012

•	Continued strategy to grow reserve base

•	Installed an independent Board of Directors and new management with energy and finance experience and expertise

•	Listed Breitling common stock on the OTC; pursuing exchange listing in first half of 2014

DALLAS, TEXAS, March 31, 2014 — Breitling Energy Corporation (OTC : BECC, “Breitling”) announced today results for the fiscal year of 2013.

	Year Ended Dec. 31,
(In thousands except per-share data)	2013 (Unaudited)	2012
Total revenues	$26,651	$13,408
Operating loss	$(2,313)	$(5,512)
Net loss	$(2,522)	$(5,684)
Net loss per basic and diluted common share	$(0.01)	$(0.01)
Weighted average basic and diluted common shares outstanding	498,883	461,863

“The year 2013 marked a breakthrough for Breitling: we became publicly listed while continuing to dramatically increase our revenues and reserves,” said Chris Faulkner, Chairman, President and Chief Executive Officer of Breitling. “We grew our 2013 revenue to approximately $26.6 million, a 106% increase over 2012, while limiting our expense growth rate to 65%, including the one-time costs associated with transitioning to a public company. During 2013, Breitling completed investments in domestic U.S. oil and gas properties, and in 2014 we announced significant increases in reserves. These results reflect our strategy to extend our growth record as we move toward profitability.”

“Our strategy is to grow our reserves and production value through a combination of acquisitions and growth through our exploration and development programs that are focused on the properties we are acquiring,” he added. “Our oil and gas operations are primarily in the Permian Basin of Texas and the Mississippi oil window of southern Kansas, with additional properties in Texas, North Dakota, Oklahoma and Mississippi.”

“The stage is set for a strong 2014. We have identified several investment opportunities that have been fully vetted and approved by our technical team and that we expect to execute in the near term. Taking Breitling public in December gave Breitling additional financial flexibility and we plan to execute an already approved reverse stock split and will pursue an ‘up-listing’ to a senior exchange.”

In February, as previously announced on a filing on Form 8K, Breitling entered into an agreement for the exploration and development of approximately 3,680 acres of Permian Basin property in Sterling County, Texas. Using improved exploration and exploitation methods, Breitling believes the acreage will be characterized by low to moderate production risk. Breitling plans to operate all of the wells included in this acreage under the direction of Joe Simo, who brings almost 40 years of experience operating and developing oil and gas wells.

Management’s goal is to build long-term stockholder value by growing reserves and production revenues in a cost-efficient manner. To accomplish this goal, Breitling plans to carry out a balanced strategy of:

•	Developing existing properties. Operations and investment opportunities are focused on exploratory and developmental drilling onshore in the U.S. in major plays such as the Permian Basin, Eagle Ford, Marcellus, Utica, Granite Wash, Cleveland, Hunton, Mississippi Lime, Bakken, Lower Hope Lime and Three Forks unconventional liquids plays.

•	Developing our capabilities as an operator on certain of our properties. Breitling’s strategy seeks to minimize operating costs by concentrating on assets within geographic areas where we can consolidate operating control and, thus, create operating efficiencies. Breitling continues to develop operations in Texas, Oklahoma and Kansas.

•	Acquiring additional strategic, complementary assets. Breitling targets the acquisition of assets in oil and gas fields that have demonstrated long-lived, high-quality production, and are heavily weighted in oil and/or liquids that are rich in natural gas production. Breitling evaluates acquisitions based on decline profiles, reserve life and seeks to take advantage of any operational inefficiencies of the target operator, and primarily it values the target’s discounted cash flows from its proved developed producing category.

Oil and Natural Gas Reserves

Set forth below is a summary of Breitling’s oil and gas reserves:

	Gross Oil	Net Oil	Gross Gas	Net Gas
	(Mbbl)	(Mbbl)	(Mmcf)	(Mmcf)	PV-10(1)
Proved Producing	163,602	84.58	487,274	373.13	$4,873.64
Proved Non-Producing	6,567	17.16	31,008	20.41	$568.67
Proved Undeveloped	13,005	49.01	30,049	132.39	$2,668.78
Probable Undeveloped	15,457	150.04	253,940	547.32	$6,930.45
Probable Non-Producing	9,028	11.08	26,292	13.08	$408.06
Possible Undeveloped	6,638	184.31	101,571	191.95	$6,599.77
Possible Non-Producing	1,561	1.43	3,293	0.23	$24.00

Total	215,858	497.61	933,427	1,278.51	$22,073.37

(1)

The total proved PV-10 value of the estimated future net revenue are not intended to represent the current market value of the estimated oil and natural gas reserves we own. Management believes that the presentation of PV-10, while not a financial measure in accordance with GAAP, provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies. Because many factors that are unique to each individual company impact the amount of future income taxes estimated to be paid, the use of a pre-tax measure is valuable when comparing companies based on reserves. PV-10 is not a measure of financial or operating performance under GAAP. PV-10 should not be considered as an alternative to the standardized measure as defined under GAAP. PV-10 of probable or possible reserves represent the present value of estimated future revenues to be generated from the production of probable or possible reserves, calculated net of estimated lease operating expenses, production taxes and future development costs, using costs as of the date of estimation without future escalation and using 12-month average prices, without giving effect to non-property related expenses such as general and administrative expenses, debt service, and depreciation, depletion, and amortization, or future income taxes and discounted using an annual discount rate of 10%. With respect to pre-tax PV-10 amounts for probable or possible reserves, there do not exist any directly comparable GAAP measures, and such amounts do not purport to present the fair value of our probable and possible reserves.

ABOUT BREITLING ENERGY

Breitling Energy Corporation is a growing energy company based in Dallas, Texas engaged in the acquisition of lower risk onshore oil and gas properties and the exploration and development of such properties. We intend to utilize a combination of acquisitions and growth through the drill-bit to increase reserve and production value. Our oil and gas operations are focused primarily in the Permian Basin of Texas and the Mississippi oil window of southern Kansas. We also have various properties in Texas, North Dakota, Oklahoma and Mississippi.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release regarding future expectations, access to public capital markets, plans for acquisitions and dispositions, oil and gas reserves, exploration, development, production and pricing may be regarded as “forward-looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in Breitling’s periodic reports and other documents filed with the SEC. Actual results may vary materially.

Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and other risks and uncertainties set forth in Breitling’s periodic reports and other documents filed with the SEC. Breitling undertakes no obligation to publicly update or revise any forward-looking statements.

Contacts:

CONTACT: Traci Dakins, Stephenson Group, 253.306.4006

INVESTOR RELATIONS CONTACT: Gilbert Steedley, Breitling, 214.716.2060